Exhibit 10.68

FIRST AMENDMENT TO LICENSE AGREEMENT

THIS FIRST AMENDMENT ("First Amendment") is entered into as of January 19, 2018, by and between Isodiol International Inc., a Canadian corporation ("Licensee"), and Level Brands, Inc., a North Carolina corporation ("Licensor"), and amends, modifies, and supplements that certain License Agreement dated as of December 30, 2017 between the parties (the “Agreement”).

1. Declaration of Intent. The intent of this First Amendment is to amend, modify, and supplement the Agreement for the purpose of extending the initial term of the subject license from five (5) years to ten (10) years and expanding the territory to which the subject license applies from the United States of America and Canada to worldwide.

2. Term. Section 1.2 of the Agreement is hereby amended, modified, and superseded in its entirety by,

deleting the following prior text (strikethrough):

~~1.2~~
Term~~. The term of this Agreement shall commence on the Effective Date as set forth above and end on the fifth anniversary of the date hereof, plus any extensions or renewals (the “Term”); provided, that after such five (5) year anniversary or any extension or renewal, the Term shall be automatically extended for additional two (2) year periods unless terminated by either Party by providing notice to the other Party not less than ninety (90) days prior to the expiration of any such term, extension or renewal.~~

and adding the following new text (underlined):

1.2
Term. The term of this Agreement shall commence on the Effective Date as set forth above and end on the tenth anniversary of the date hereof, plus any extensions or renewals (the “Term”); provided, that after such ten (10) year anniversary or any extension or renewal, the Term shall be automatically extended for additional two (2) year periods unless terminated by either Party by providing notice to the other Party not less than ninety (90) days prior to the expiration of any such term, extension or renewal.

3. Territory. Section 1.4 of the Agreement is hereby amended, modified, and superseded in its entirety by,

deleting the following prior text (strikethrough):

~~1.4~~
Territory~~. The territory shall be all jurisdictions in the United States of America and Canada in which Licensee is in compliance with all applicable jurisdictional laws (“Territory”).~~

and adding the following new text (underlined):

1.4
Territory. The territory shall be all jurisdictions throughout the world and to the ends of the universe, including, but not limited to, the United States of America and Canada, in which Licensee is in compliance with all applicable jurisdictional laws (“Territory”).

4. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings attributed to them in the Agreement.

5. Effectiveness. Except as expressly set forth herein, the Agreement shall remain in full force and effect in accordance with its terms.

6. Counterparts. This First Amendment may be executed in two or more counterparts; each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be duly executed as of the day and year first above written.

On Behalf of Licensor Level Brands, Inc. By: /s/ Martin A. Sumichrast Name: Martin A. SumichrastTitle: CEO	On Behalf of Licensee Isodiol International, Inc. By: /s/ Marcos Agramont Name: Marcos AgramontTitle: CEO